EXHIBIT 99.1

Ingles Markets, Incorporated Reports Record Results for Fiscal 2007 and
                Higher Fourth Quarter Sales and Income


    ASHEVILLE, N.C.--(BUSINESS WIRE)--Dec. 3, 2007--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the fourth quarter and fiscal year ended September 29, 2007. This was Ingles' 43rd consecutive year of sales growth. 2007 net income was also the highest in the Company's history.

    For the 2007 year, net income increased 37.7% to a record $58.6 million, driven by a 9.2% increase in sales to a record $2.85 billion compared with fiscal 2006 results. For the Company's fourth fiscal quarter of 2007, net income rose 23.3% to $14.2 million as a result of a 3.2% increase in net sales to $746.0 million compared with the same period in fiscal 2006. Ingles operates on a 52 or 53 week fiscal year ending the last Saturday in September. Fiscal year 2007 included 52 weeks, compared with 53 weeks for fiscal 2006. The fourth quarter of fiscal 2007 included 13 weeks compared with 14 weeks for the fourth quarter of fiscal 2006.

    Commenting on the results, Robert P. Ingle, chief executive officer, said, "We increased sales and profits over last year with one fewer week in the fourth quarter and the year. We're pleased with our sales growth and the contribution from the seven new or remodeled stores we opened in 2007. Customers made over 100 million visits to our 197 stores during the year. We're proud to serve them and did our best to keep prices low while food and fuel costs have been increasing."

    Fourth Quarter Results

    Net sales increased 3.2% to $746.0 million for the quarter ended September 29, 2007, compared with $723.0 million for the comparable quarter in fiscal 2006. The sales increase was broad based across many types of products. Adjusted for the additional week in the fiscal 2006 quarter, net sales increased 9.6% and grocery segment comparable store sales growth was 9.3%. Both average weekly customer visits and the average purchase amount increased over the comparative fourth quarters.

    Excluding gasoline sales and adjusting for the additional fiscal 2006 week, fourth quarter sales increased 8.8% compared with the fourth quarter of fiscal 2006. Gasoline gallons sold increased by 16% and the average price per gallon increased approximately two cents compared with the fourth quarter of fiscal 2006. At fiscal year-end 2007, Ingles operated 44 fuel centers compared with 36 at fiscal year-end 2006.

    Gross profit for the fourth quarter of fiscal 2007 totaled $179.6 million, an increase of $1.6 million compared with the fourth quarter of fiscal 2006. Gross profit as a percentage of sales was 24.1% for the fourth quarter of fiscal 2007 compared with 24.6% for the fourth quarter of fiscal 2006. Excluding lower margin gasoline sales, grocery segment gross profit as a percentage of sales was 26.9% in the fourth fiscal quarter of both 2007 and 2006. Prior to this quarter, fiscal 2007 quarterly gross margins were lower than the comparable fiscal 2006 quarters. Favorable changes in product mix helped offset product cost increases in the fourth quarter of fiscal 2007.

    Operating expenses as a percentage of sales for the quarter improved to 19.6% compared with 19.9% experienced during the fourth quarter of fiscal 2006. Total operating expenses were $146.3 million for the fourth quarter of fiscal 2007 compared with $144.0 million for the comparable 2006 quarter, as the expenses attributable to higher sales were somewhat offset by the additional week in the fourth quarter of fiscal 2006. Increases in salaries, wages and rent were offset by decreases in repairs and maintenance and net promotional costs.

    Net rental income decreased $0.1 million in the fourth quarter of fiscal 2007 quarter compared with the 2006 fourth fiscal quarter, primarily due to the difference in the number of weeks.

    Losses from asset disposals totaled $0.3 million for the fourth quarter of fiscal 2007 compared with losses of $4.5 million for the fourth quarter of fiscal 2006. During the fourth quarter of fiscal 2006, Ingles recognized approximately $4.5 million of expense related to shopping center and store assets taken out of service in conjunction with the Company's store relocation, closing and remodeling activities.

    Other income totaled $0.9 million for the fourth fiscal 2007 quarter compared with $0.5 million for the comparable fiscal 2006 quarter, as the Company increased sales of scrap cardboard and other materials.

    Net income for the September 2007 quarter totaled $14.2 million, 23.3% higher than net income of $11.5 million for the September 2006 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.61 and $0.57 per share, respectively, for the September 2007 quarter compared with $0.49 and $0.47 per share, respectively, for the September 2006 quarter.

    Annual Results

    Net sales increased 9.2% to $2.85 billion for the fiscal year ended September 29, 2007, from $2.61 billion for the fiscal year ended September 30, 2006. Adjusted for the additional week in fiscal 2006, sales increased $281.9 million or 11.0% for the fiscal year ended September 29, 2007.

    Sales increased in every department except one in fiscal 2007. In general, net sales increases were driven by effective promotions, service execution and expanded product selections. Ingles' combination of fuel stations, pharmacies, meal replacement items, organics and expanded perishable offerings have offered customers competitive choices and allowed them to combine shopping trips during a period of high fuel costs. Year over year, both average weekly customer visits and average purchase amount increased.

    Grocery segment comparable store sales adjusted for the difference in weeks increased 11.0%, or $268.7 million from fiscal 2006. Gasoline department sales increased due to a 39% increase in gallons sold, while the average sales price per gallon was slightly lower in fiscal 2007 compared with fiscal 2006. Excluding gasoline sales and adjusting for the extra week in fiscal 2006, comparable store sales increased 8.4%, or $187.8 million for the fiscal year ended September 29, 2007. During fiscal 2007, Ingles opened two new stores, closed two older stores and completed five replacement or remodeled stores. Retail square footage increased to 9.7 million square feet at September 29, 2007 compared with 9.6 million square feet at September 30, 2006.

    Gross profit for the fiscal year ended September 29, 2007, increased $34.0 million, or 5.2%, to $686.2 million, or 24.1% of sales, compared with $652.2 million, or 25.0% of sales, for the fiscal year ended September 30, 2006.

    The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit margin was lower for fiscal 2007 primarily due to higher sales growth in the gasoline department, which has the lowest gross margin. In addition, inflation for food, beverages and energy increased to a greater extent than overall inflation during fiscal 2007. In many instances, the Company elected to absorb cost increases and accept lower margins in order to increase market share and keep retail prices as low as possible. Excluding gasoline sales, grocery segment gross profit margin was 26.7% for fiscal year 2007 compared with 27.0% for fiscal year 2006.

    Operating and administrative expenses increased $27.4 million, or 5.1%, to $564.0 million for the year ended September 29, 2007, from $536.6 million for the year ended September 30, 2006. As a percentage of sales, operating and administrative expenses decreased to 19.8% for the fiscal year ended September 29, 2007, compared with 20.6% for the fiscal year ended September 30, 2006. The improved leverage was due primarily to the higher sales base in 2007. With the exception of bank interchange fees for processing debit and credit card transactions, major expense categories such as labor and utilities increased at a slower rate than the growth in sales dollars.

    Net rental income decreased $0.6 million to $4.4 million for the 2007 fiscal year from $5.0 million for the 2006 fiscal year due to higher vacancy rates and a more selective process regarding complimentary tenants.

    Gains on asset disposals totaled $6.9 million for fiscal 2007 compared with losses of $4.4 million for fiscal 2006. During fiscal 2007 the Company sold a shopping center in which it no longer operated a store at a pre-tax gain of approximately $7.9 million. During fiscal 2006, Ingles recognized approximately $4.5 million of expense related to shopping center and store assets taken out of service in conjunction with the Company's store relocation, closing and remodeling activities.

    Other income totaled $3.0 million for fiscal 2007 compared with other income of $1.7 million for fiscal 2006. Increased waste paper and packaging sales accounted for most of the increase.

    Interest expense decreased $3.1 million for the year ended September 29, 2007, to $46.7 million from $49.8 million for the year ended September 30, 2006, due primarily to the repayment of $29.7 million of principal debt during fiscal year 2007, partially offset by $16.6 million of additional line of credit borrowings. Total debt at September 29, 2007, was $543.3 million compared with $556.3 million at September 30, 2006.

    Net income increased $16.0 million, or 37.7% for the fiscal year ended September 29, 2007, to $58.6 million, from $42.6 million for the fiscal year ended September 30, 2006. Basic and diluted earnings per share for Class A Common Stock were $2.51 and $2.39 for the fiscal year ended September 29, 2007 compared with $1.82 and $1.74, respectively, for the fiscal year ended September 30, 2006.

    Capital expenditures totaled $127.8 million and $94.3 million for fiscal years 2007 and 2006, respectively. During fiscal 2007, Ingles opened two new stores, closed two stores, completed five replacement or remodeled stores and purchased 12 land parcels for future development. Ingles' capital expenditure plans for fiscal 2008 include investments of approximately $105 million. The Company plans to open 10 new, replacement or remodeled stores and add 10 fuel stations at either new or existing stores. The Company expects annual capital expenditures to range from $90 to $110 million for the foreseeable future.

    At September 29, 2007, the Company had committed line of credit facilities totaling $150 million with six banks. At September 29, 2007, $20.6 million was outstanding under these lines. Total borrowing availability under these lines, after deducting amounts outstanding and letters of credit, totaled $109.3 million at September 29, 2007. The Company is in the process of securing an additional $35 million in credit line facilities at similar terms to the existing facilities.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2007 Form 10-K and Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates
71 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                         Financial Highlights
                             (Unaudited)

                              Quarter Ended           Year Ended
                          --------------------- ----------------------
                           Sept. 29,  Sept. 30, Sept. 29,   Sept. 30,
                             2007       2006       2007       2006
                          ----------- --------- ---------- -----------

Net sales                 $  746,035  $722,978  $2,851,593 $2,612,233
Gross profit                 179,576   177,939     686,235    652,194
Operating and
 administrative expenses     146,275   143,967     564,023    536,614
Rental income, net               868       964       4,419      4,980
(Loss) gain from sale or
 disposal of assets             (298)   (4,482)      6,880     (4,440)
Income from operations        33,871    30,454     133,511    116,120
Other income (expense),
 net                             875       520       3,013      1,744
Interest expense              10,873    13,046      46,675     49,783
Income taxes                   9,656     6,399      31,211     25,499
Net income                $   14,217  $ 11,529  $   58,638 $   42,582

Basic earnings per common
 share - Class A          $     0.61  $   0.49  $     2.51 $     1.82
Basic earnings per common
 share - Class B          $     0.55  $   0.45  $     2.28 $     1.66
Diluted earnings per
 common share - Class A   $     0.57  $   0.47  $     2.39 $     1.74
Diluted earnings per
 common share - Class B   $     0.55  $   0.45  $     2.28 $     1.66

Additional selected
 information:
Depreciation and
 amortization expense     $   16,188  $ 15,633  $   60,944 $   59,930
Rent expense              $    5,299  $  4,291  $   17,692 $   20,889


                Condensed Consolidated Balance Sheets

                           Sept. 29,            Sept. 30,
                             2007                  2006
                          -----------           ----------
ASSETS
  Cash and cash
   equivalents            $   16,839            $   17,540
  Receivables-net             44,641                43,594
  Inventories                233,465               215,369
  Other current assets        10,648                 9,315
  Property and equipment-
   net                       839,732               771,628
  Other assets                 9,947                17,528
                          -----------           ----------
TOTAL ASSETS              $1,155,272            $1,074,974
                          ===========           ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Short-term loans and
   current maturities of
   long-term debt         $   31,307            $   33,666
  Accounts payable,
   accrued expenses and
   current portion of
   other long-term
   liabilities               219,161               185,195
  Deferred income taxes       38,177                22,673
  Long-term debt             511,950               522,649
  Other long-term
   liabilities                 6,533                 6,118
                          -----------           ----------
     Total Liabilities       807,128               770,301
  Stockholders' equity       348,144               304,673
                          -----------           ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY     $1,155,272            $1,074,974


    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, Chief Financial Officer
             828-669-2941 (Ext. 223)